                                   EXHIBIT A
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                              NEWMARK HOMES CORP.
                              ENGLE HOLDINGS CORP.
                                      AND
                            TECHNICAL OLYMPIC, INC.
                              Dated: April 8, 2002

                               TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
ARTICLE I. DEFINITIONS AND TERMS...........................................   A-6
SECTION 1.01   Specific Definitions........................................   A-6
SECTION 1.02   Construction and Interpretation.............................   A-9

ARTICLE II. THE MERGER TRANSACTION.........................................   A-9
SECTION 2.01   Merger......................................................   A-9
SECTION 2.02   Closing.....................................................  A-10
SECTION 2.03   Filing and Effectiveness....................................  A-10
SECTION 2.04   Effect of the Merger........................................  A-10
SECTION 2.05   Conversion of Engle Shares..................................  A-11
SECTION 2.06   Procedure for Exchange......................................  A-11
SECTION 2.07   Cooperation.................................................  A-11
SECTION 2.08   Ohio Savings Credit Facility................................  A-11

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ENGLE HOLDINGS..............  A-12
SECTION 3.01   Qualification, Organization and Corporate Power.............  A-12
SECTION 3.02   Authorization, Execution and Delivery.......................  A-12
SECTION 3.03   Capitalization..............................................  A-12
SECTION 3.04   Noncontravention............................................  A-13
SECTION 3.05   Consents....................................................  A-13
SECTION 3.06   Financial Statements........................................  A-13
SECTION 3.07   Absence of Certain Events...................................  A-13
SECTION 3.08   Employee Matters............................................  A-14
SECTION 3.09   Properties, Title and Related Matters.......................  A-14
SECTION 3.10   Legal Proceedings...........................................  A-15
SECTION 3.11   Insurance...................................................  A-15
SECTION 3.12   Material Contracts..........................................  A-15
SECTION 3.13   Brokerage...................................................  A-16
SECTION 3.14   Intellectual Property.......................................  A-16
SECTION 3.15   Environmental Matters.......................................  A-16
SECTION 3.16   Taxes.......................................................  A-17
SECTION 3.17   Labor Matters...............................................  A-18
SECTION 3.18   Permits.....................................................  A-18
SECTION 3.19   Bank Accounts...............................................  A-18
SECTION 3.20   SEC Filings.................................................  A-18
SECTION 3.21   Prohibited Payments.........................................  A-18

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE ENGLE STOCKHOLDER........
                                                                             A-18
SECTION 4.01   Power and Authority.........................................  A-18
SECTION 4.02   Execution and Delivery......................................  A-19
SECTION 4.03   Noncontravention............................................  A-19
SECTION 4.04   Consents....................................................  A-19
SECTION 4.05   Litigation..................................................  A-19
SECTION 4.06   Stock Ownership.............................................  A-19

                                                                             PAGE
                                                                             ----
SECTION 4.07   Securities Law Matters......................................  A-19
SECTION 4.08   Brokerage...................................................  A-20
SECTION 4.09   Operations during the Engle Stockholder's Ownership
               Period......................................................  A-20

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF NEWMARK.......................  A-20
SECTION 5.01   Qualification, Organization and Corporate Power.............  A-20
SECTION 5.02   Authorization, Execution and Delivery.......................  A-21
SECTION 5.03   Noncontravention............................................  A-21
SECTION 5.04   Consents....................................................  A-21
SECTION 5.05   Authorization for Newmark Common Stock......................  A-21
SECTION 5.06   Brokerage...................................................  A-21
SECTION 5.07   SEC Documents...............................................  A-21
SECTION 5.08   Securities Law Matters......................................  A-21

ARTICLE VI. COVENANTS......................................................  A-22
SECTION 6.01   Conduct of Business by Engle Holdings.......................  A-22
SECTION 6.02   Conduct of Business by Newmark..............................  A-23
SECTION 6.03   Maintenance of Assets and Operations........................  A-23
SECTION 6.04   Access to Information.......................................  A-23
SECTION 6.05   Reasonable Efforts..........................................  A-23
SECTION 6.06   Engle Stockholder Vote......................................  A-24
SECTION 6.07   Tax Allocation Agreement....................................  A-24

ARTICLE VII. SPECIAL RIGHTS................................................  A-24
SECTION 7.01   Registration Rights.........................................  A-24
SECTION 7.02   Corporate Name..............................................  A-24

ARTICLE VIII. CONDITIONS TO NEWMARK'S OBLIGATIONS..........................  A-24
SECTION 8.01   Accuracy of Representations and Warranties..................  A-24
SECTION 8.02   Performance of Covenants and Agreements.....................  A-24
SECTION 8.03   Consents....................................................  A-24
SECTION 8.04   Governmental Approvals......................................  A-24
SECTION 8.05   Certificates................................................  A-25
SECTION 8.06   Material Adverse Effect.....................................  A-25
SECTION 8.07   Legal Proceedings...........................................  A-25
SECTION 8.08   Nasdaq......................................................  A-25
SECTION 8.09   Refinancing.................................................  A-25

ARTICLE IX. CONDITIONS TO ENGLE HOLDINGS AND THE ENGLE STOCKHOLDER'S
            OBLIGATIONS....................................................  A-25
SECTION 9.01   Accuracy of Representations and Warranties..................  A-25
SECTION 9.02   Performance of Covenants and Agreements.....................  A-25
SECTION 9.03   Consents....................................................  A-25
SECTION 9.04   Governmental Approvals......................................  A-25
SECTION 9.05   Certificates................................................  A-25
SECTION 9.06   Material Adverse Effect.....................................  A-25

                                                                             PAGE
                                                                             ----
SECTION 9.07   Legal Proceedings...........................................  A-26
SECTION 9.08   Nasdaq......................................................  A-26
SECTION 9.09   Refinancing.................................................  A-26

ARTICLE X. TERMINATION PRIOR TO CLOSING....................................  A-26
SECTION 10.01  Termination.................................................  A-26
SECTION 10.02  Effect on Obligations.......................................  A-26

ARTICLE XI. MISCELLANEOUS..................................................  A-26
SECTION 11.01  Limited Survival............................................  A-26
SECTION 11.02  Entire Agreement............................................  A-27
SECTION 11.03  Successors and Assigns......................................  A-27
SECTION 11.04  Expenses....................................................  A-27
SECTION 11.05  Invalidity..................................................  A-27
SECTION 11.06  Counterparts................................................  A-27
SECTION 11.07  Headings; Construction and References.......................  A-27
SECTION 11.08  Third Party Beneficiaries...................................  A-27
SECTION 11.09  Modification and Waiver.....................................  A-27
SECTION 11.10  Notices.....................................................  A-28
SECTION 11.11  Governing Law; Interpretation...............................  A-29

EXHIBITS
2.04(b)(i)     Form of Certificate of Amendment to Certificate of
               Incorporation
2.04(d)(i)     Directors of the Surviving Corporation following the Merger
2.04(d)(ii)    Officers of the Surviving Corporation following the Merger
7.01           Form of Registration Rights Agreement

SCHEDULES
1.01(a)        Outstanding Indebtedness
3.01           Qualification, Organization and Corporate Power
3.02           Authorization, Execution and Delivery
3.03(c)        Subsidiaries of Engle Homes
3.03(d)        Options or Other Rights for Capital Stock
3.04           Noncontravention
3.05           Consents
3.06           Material Liabilities
3.07           Absence of Certain Events
3.08           Employee Benefit Plans
3.09(a)        Personal Property Encumbrances
3.09(b)        Real Property Encumbrances
3.10           Legal Proceedings
3.11           Insurance Policies
3.12(a)        Material Contracts
3.13           Brokerage
3.14           Intellectual Property Not Owned or Licensed
3.15           Environmental Matters
3.16           Taxes

                                                                             PAGE
                                                                             ----
3.17           Labor Matters
3.18           Permits
3.19           Bank Accounts
4.03           Noncontravention
4.04           Consents
4.05           Litigation
4.06           Stock Ownership
4.09           Operations
5.03           Noncontravention
5.04           Consents
5.06           Brokerage
6.01(a)        Conduct of Business by Engle Holdings
6.01(b)        Conduct of Business by Engle Holdings
7.02           Corporate Name

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is dated as of April 8, 2002, by and among NEWMARK HOMES CORP., a Delaware corporation ("Newmark"), ENGLE HOLDINGS CORP., a Delaware corporation ("Engle Holdings") and TECHNICAL OLYMPIC, INC., a Delaware corporation, as the sole stockholder of Engle Holdings (the "Engle Stockholder") (collectively with Newmark and Engle Holdings, the "Parties").

                              W I T N E S S E T H:

     WHEREAS, Engle Stockholder is the holder of all of the issued and outstanding capital stock of Engle Holdings;

     WHEREAS, the respective Boards of Directors of Newmark and Engle Holdings have approved a merger of Engle Holdings with and into Newmark pursuant to which the issued and outstanding shares of common stock of Engle Holdings would be converted into shares of common stock of Newmark, on the terms and conditions set forth herein (the "Merger");

     WHEREAS, the Special Committee of the Board of Directors of Newmark has received the opinion of Deutsche Bank Securities Inc. that the Conversion Ratio (as defined herein) is fair, from a financial point of view, to the public holders of common stock of Newmark, other than the Engle Stockholder;

     WHEREAS, as a consequence of the Merger, Engle Homes, Inc. ("Engle Homes"), a Florida corporation and wholly-owned subsidiary of Engle Holdings, will become a wholly-owned subsidiary of Newmark;

     WHEREAS, the Parties hereto wish to set forth the representations, warranties, agreements and conditions with respect to the Merger; and

     WHEREAS, the Parties intend for the Merger to be a tax-free reorganization under Section 368(a) of the Code.

     NOW, THEREFORE, in consideration of the premises, the representations, warranties and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I.

                             DEFINITIONS AND TERMS

     SECTION 1.01 Specific Definitions. As used in this Agreement, the following terms have the following meanings:

     "AFFILIATE" means, with respect to a Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person. The term "controls" as used herein means the possession of the power to direct or cause the direction of the management and policies of a Person by virtue of ownership of voting securities or otherwise.

     "AGREEMENT" has the meaning set forth in the preface above.

     "CERTIFICATE OF MERGER" has the meaning set forth in the Delaware General Corporation Law.

     "CLOSING" has the meaning set forth in Section 2.02.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CLOSING DATE" has the meaning set forth in Section 2.02.

     "CONSIDERATION SHARES" has the meaning set forth in Section 2.06(a).

     "CONVERSION RATIO" has the meaning set forth in Section 2.05(a).

     "DELAWARE GENERAL CORPORATION LAW" means the General Corporation Law of the State of Delaware, as amended.

     "EFFECTIVE TIME" has the meaning set forth in Section 2.03.

     "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan," as such term is defined in ERISA Section 3(3), and any other material employee benefit plan, program or arrangement, including any stock bonus, stock ownership, stock option, stock purchase, stock appreciation right, phantom stock or other stock plan and any bonus or incentive or deferred compensation plan or fringe benefit arrangement.

     "ENCUMBRANCE" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's, statutory and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, to the extent such capital leases are disclosed in the Financial Statements or the Engle Disclosure Schedule, and (d) liens arising in the ordinary course of business that are not materially adverse to the business or assets of Engle Holdings and the Engle Subsidiaries and are not incurred in connection with the borrowing of money.

     "ENGLE CREDIT FACILITY" means that certain Credit Agreement among Engle Homes as borrower, several lenders parties thereto, Bank of America N.A. as Administrative Agent, Banc of America Securities LLC, as sole lead arranger and sole book manager dated as of November 22, 2000, as amended from time to time.

     "ENGLE DISCLOSURE SCHEDULE" has the meaning set forth in Section 3.02.

     "ENGLE HOLDINGS" has the meaning set forth in the preface above.

     "ENGLE HOMES" has the meaning set forth in the preface above.

     "ENGLE SHARE" means a share of common stock, $0.01 par value per share, of Engle Holdings.

     "ENGLE STOCKHOLDER" has the meaning set forth in the preface above.

     "ENGLE SUBSIDIARIES" means Engle Homes and its Subsidiaries.

     "ENGLE 2001 10-K" has the meaning set forth in Section 3.20.

     "ENVIRONMENTAL AND LAND USE LAW" means any Law that relates to (i) the prevention, abatement, remediation or elimination of pollution, (ii) the protection of the environment, (iii) the protection of individuals or property from actual or potential exposure (or the effects of exposure) to an actual or potential spill, release or threatened release of a Hazardous Substance, (iv) the operation, manufacture, processing, production, gathering, transportation, importation, use, treatment, storage or disposal, arrangement for transportation or arrangement for disposition of a Hazardous Substance, or (v) classification and/or restrictions on the use of privately owned real property such as zoning laws, laws restricting the development of real property for residential housing, moratoria on building permits, and other similar conservation or land use laws or regulations. The term "Environmental Law" includes the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, and any state Laws similar or related to the foregoing federal Laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" means any entity which is considered one employer with Engle Holdings, other than Newmark or its Subsidiaries, under Section 4001 of ERISA or Section 414 of the Code.

     "FINANCIAL STATEMENTS" has the meaning set forth in Section 3.06.

     "GAAP" means United States generally accepted accounting principles.

     "GOVERNMENTAL ENTITY" means the United States federal government or any state government, including any agency, department, commission, board, bureau, instrumentality or political subdivision thereof.

     "HAZARDOUS SUBSTANCE" means any substance, chemical, pollutant, waste or other material (i) that consists, wholly or in part, of a substance that is regulated under any Environmental Law, or (ii) that exists in a condition or under circumstances that constitute a violation of an Environmental Law. The term "Hazardous Substance" includes but is not limited to asbestos in any form which is or may become friable, urea formaldehyde foam insulation, radon gas, polychlorinated biphenyls or dielectric fluids containing polychlorinated biphenyls, lead-containing paint or other products, and petroleum, including crude oil and any fraction thereof.

     "IRS" means the Internal Revenue Service.

     "KNOWLEDGE" means, with respect to a Party, the actual knowledge of the executive officers of such Party and in the case of Engle Holdings, after reasonable inquiry of the following persons: John Kraynick and Paul Leikert.

     "LAWS" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order or decree.

     "LIEN" means any mortgage, pledge, lien, encumbrance, charge, security interest, or equitable claim.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, assets, or financial condition of the subject party and its direct and indirect Subsidiaries, taken as a whole, or (ii) the ability of the subject party to consummate the transactions contemplated by this Agreement, other than any effect resulting from a change or occurrence affecting the homebuilding industry generally or any change in general economic conditions.

     "MATERIAL CONTRACTS" has the meaning set forth in Section 3.12(b).

     "MERGER" has the meaning set forth in the preface above.

     "NEWMARK" has the meaning set forth in the preface above.

     "NEWMARK CREDIT FACILITY" means that certain Credit Agreement among Newmark Homes L.P. as borrower, Bank of America N.A., as administrative agent, swingline lender and letter of credit issuing lender, other financial institutions parties thereto and Banc of America Securities, LLC, as sole lead arranger and sole book manager dated as of June 27, 2000, as amended from time to time.

     "NEWMARK DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.03.

     "NEWMARK SHARE" means a share of common stock, $0.01 par value per share, of Newmark.

     "OHIO SAVINGS CREDIT FACILITY" means that certain Credit Agreement originally among Engle Stockholder as borrower, certain bank and financial institutions thereto, Banc of America Mortgage Capital Corporation as administrative agent and Banc of America Securities LLC, as sole lead arranger and sole book manager; (i) as amended by the First Amendment to Credit Agreement dated May 22, 2001; (ii) as amended, modified and assigned by the Assignment and Acceptance dated September 21, 2001, among Banc of America Mortgage Capital Corporation as former agent, Ohio Savings Bank, as administrative agent and Engle Stockholder as borrower; and (iii) as modified by the Modification Agreement dated September 21, 2001, among Engle Stockholder as borrower, Ohio Savings Bank as administrative agent and certain banks and financial institutions thereto.

     "PARTIES" has the meaning set forth in the preface above.

     "PERMITS" means all permits, authorizations, registrations, licenses, certificates or variances granted by or obtained from any Governmental Entity.

     "PERSON" means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, business trust or other legal entity, association or unincorporated organization, or a Governmental Entity.

     "PLANS" has the meaning set forth in Section 3.08.

     "REFINANCING" means the placement by the Surviving Corporation of approximately $350 million aggregate principal amount of notes of the Surviving Corporation, the execution by the Surviving Corporation of a new credit facility and the application of net proceeds from such note offering and new credit facility to the repayment by the Surviving Corporation of all outstanding indebtedness under and termination of the Engle Credit Facility, the Newmark Credit Facility, the Ohio Savings Credit Facility and certain other indebtedness as reflected on Schedule 1.01(a).

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "SUBSIDIARIES" of any Person shall mean any corporation, partnership, limited liability company, joint stock company, joint venture, business trust or other legal entity, association or unincorporated organization in which securities or other ownership interests representing more than 50% of the ordinary voting power are owned (beneficially or of record) or controlled, directly or indirectly, by such Person, and any joint venture, partnership or limited liability company of which such Person or any Subsidiary of such Person is a general partner or manager.

     "SURVIVING CORPORATION" has the meaning set forth in Section 2.01.

     "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

     "TAX ALLOCATION AGREEMENT" means that certain Tax Allocation Agreement by and between Engle Stockholder, Engle Holdings and its wholly-owned subsidiaries and affiliates dated November 22, 2000.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return relating to Taxes, including any schedule or attachment thereto, as well as any amendment thereof.

     SECTION 1.02 Construction and Interpretation. The following rules of construction and interpretation shall apply to this Agreement, unless elsewhere specifically indicated to the contrary:

     (a) all terms defined herein in the singular shall include the plural, as the context requires, and vice-versa;

     (b) pronouns stated in the neuter gender shall include the masculine, the feminine and the neuter genders;

     (c) the term "or" is not exclusive and shall be deemed to mean "and/or";

     (d) the term "including" (or any form thereof) shall not be limiting or exclusive and shall be deemed to mean "including, without limitation"; and

     (e) unless otherwise indicated, any reference made in this Agreement to a
Section is a reference to a section of this Agreement, any reference to an exhibit is a reference to an exhibit to this Agreement.

                                  ARTICLE II.

                             THE MERGER TRANSACTION

     SECTION 2.01 Merger. In accordance with the provisions of this Agreement and the Delaware General Corporation Law, Engle Holdings will be merged with and into Newmark at the Effective Time. The separate existence of Engle Holdings shall cease and Newmark shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, and Newmark shall be, and is herein sometimes referred to as, the "Surviving Corporation," and the name of the Surviving Corporation shall be "Technical Olympic USA, Inc."

     SECTION 2.02 Closing. The closing ("Closing") of the transactions contemplated by this Agreement will take place at the offices of Vinson & Elkins L.L.P. in Houston, Texas, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, other than those conditions with respect to actions that will take place at the Closing itself, or such other date as the Parties may mutually determine (the "Closing Date").

     SECTION 2.03 Filing and Effectiveness. The Merger shall become effective when the following actions shall have been completed:

     (a) All of the conditions precedent to the consummation of the Merger specified in this Agreement are satisfied or duly waived by the Party entitled to satisfaction thereof; and

     (b) An executed Certificate of Merger meeting the requirements of the Delaware General Corporation Law is filed with the Secretary of State of the State of Delaware.

     The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Time."

     SECTION 2.04  Effect of the Merger.

     (a) General. At the Effective Time, the separate existence of Engle Holdings shall cease and Newmark, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted at and as of the Effective Time, (ii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Engle Holdings,
(iii) shall continue to be subject to all of its debts, liabilities and obligations as constituted at and as of the Effective Time, and (iv) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Engle Holdings in the same manner as if Newmark had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law. At and after the Effective Time, the Merger will have the effects specified in Section 259 of the Delaware General Corporation Law.

     (b) Certificate of Incorporation. Except as described below, the certificate of incorporation of Newmark as in effect at and as of the Effective Time shall continue in full force and effect as the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law. The certificate of incorporation of Newmark will be amended, by the Certificate of Amendment in substantially the form of Exhibit 2.04(b)(i), in connection with and immediately prior to the Merger to (i) change the corporate name to Technical Olympic USA, Inc., (ii) increase the authorized common stock from 30,000,000 shares to 67,000,000 shares and (iii) increase the maximum number of authorized directors on the board from 10 to 15 directors.

     (c) Bylaws. The bylaws of Newmark, as in effect at and as of the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law, provided that such bylaws shall be amended, pursuant to the Merger, to recognize the corporate name change and to amend Section 3.02 to increase the number of directors on the board from 10 to 15 directors.

     (d) Directors and Officers. The authorized number of persons to serve as directors of Newmark following the Merger will be increased from 10 to 15 directors. The persons set forth in Exhibit 2.04(d)(i) shall serve as directors of Newmark following the Merger until their respective successors have been duly elected and qualified or until as otherwise provided by law, or by the certificate of incorporation or the bylaws of the Surviving Corporation. The persons to serve as officers of Newmark following the Merger until their respective successors have been duly elected and qualified or until as otherwise provided by law shall be those persons set forth in Exhibit 2.04(d)(ii).

     SECTION 2.05  Conversion of Engle Shares.

     (a) General. At and as of the Effective Time, each Engle Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be changed and converted into fully paid and nonassessable Newmark Shares at the Conversion Ratio (as defined below). The conversion ratio ("Conversion Ratio") shall be the ratio of 1,724.08294 Newmark Shares to one Engle Share; provided, however, that the Conversion Ratio shall be subject to an equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Engle Shares or Newmark Shares outstanding. No Engle Shares shall be deemed to be outstanding or to have any rights after the Effective Time.

     (b) Fractional Shares. No fractional Newmark Shares shall be issued in the Merger. To the extent the application of the Conversion Ratio to Engle Shares held by the Engle Stockholder would result in a fractional number of Newmark Shares being issued to the Engle Stockholder in the Merger, the number of Newmark Shares issuable in the Merger shall be rounded down to the next whole number.

     SECTION 2.06  Procedure for Exchange.

     (a) Immediately after the Effective Time, the Engle Stockholder will surrender to Newmark each Engle Share for cancellation and exchange, and the Engle Stockholder will be entitled to receive in exchange therefor a Newmark Share certificate or certificates representing the product of (i) the Conversion Ratio times (ii) the number of Engle Shares surrendered for exchange (the "Consideration Shares").

     (b) Each certificate representing a Newmark Share so issued in the Merger shall bear the same legend, if any, with respect to the restrictions on transferability as the certificate for an Engle Share so converted and given in exchange therefor, unless otherwise determined by the board of directors of the Surviving Corporation in compliance with applicable laws.

     (c) If any certificate for a Newmark Share is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to Newmark any transfer or other Taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of Newmark that such Tax has been paid or is not payable.

     SECTION 2.07  Cooperation.

     The Parties hereby agree to cooperate in the preparation and filing (as soon as practicable following execution of this Agreement) with the SEC of an Information Statement on Schedule 14C or Proxy Statement on Schedule 14A, as required with respect to the Merger under the rules and regulations promulgated by the SEC.

     SECTION 2.08  Ohio Savings Credit Facility.

     The Parties acknowledge that immediately prior to the effective time of the Merger, the Ohio Savings Credit Facility, which was entered into by the Engle Stockholder in connection with its acquisition of Engle Homes, will be assumed by Engle Homes or the Surviving Corporation and that the Ohio Savings Credit Facility shall be paid off in connection with and as part of the Refinancing. The additional indebtedness evidenced by the Ohio Savings Credit Facility shall be considered to be indebtedness of Engle Homes in the Parties' calculation of the Conversion Ratio and for purposes of the Deutsche Bank Securities Inc. fairness opinion.

                                  ARTICLE III.

                REPRESENTATIONS AND WARRANTIES OF ENGLE HOLDINGS

     Engle Holdings represents and warrants to Newmark the following:

     SECTION 3.01  Qualification, Organization and Corporate Power.

     (a) Each of Engle Holdings and each Engle Subsidiary is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite corporate or partnership power and authority to conduct its business as currently conducted and to own, operate and lease the assets it now owns, operates or holds under lease. Each of Engle Holdings and each Engle Subsidiary is duly qualified and authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership or leasing of its assets requires it to be so qualified or licensed, except where the lack of such qualification, individually or in the aggregate, would not have a Material Adverse Effect on Engle Holdings or on the ability of Engle Holdings or the Engle Stockholder to consummate the transactions contemplated by this Agreement. Engle Holdings has previously delivered to Newmark true and correct copies of the charter and bylaws or other governing documents of Engle Holdings and each Engle Subsidiary as in effect on the date hereof.

     (b) Engle Holdings was formed in November 2000 in connection with the purchase of Engle Homes by the Engle Stockholder and, except as described in
Section 3.01 of the Engle Disclosure Schedule accompanying this Agreement (the "Engle Disclosure Schedule"), Engle Holdings has not conducted any substantial business since its inception other than to acquire, finance and hold all of the outstanding shares of capital stock of Engle Homes.

     SECTION 3.02  Authorization, Execution and Delivery.

     (a) Except as set forth in Section 3.02 of the Engle Disclosure Schedule,
(i) Engle Holdings has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and (ii) the execution and delivery of this Agreement by Engle Holdings and the performance of its obligations hereunder have been duly authorized by all necessary corporate action.

     (b) From and after the Closing, this Agreement will constitute a legal, valid and binding obligation of Engle Holdings, enforceable against Engle Holdings in accordance with its terms, except as such enforceability may be limited by or subject to (i) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and
(ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 3.03  Capitalization.

     (a) The authorized capital stock of Engle Holdings consists of 50,000 shares of common stock par value $.01 per share, of which 9,500 shares are issued and outstanding. All of the outstanding Engle Shares have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights.

     (b) The Engle Stockholder is the record owner of all issued and outstanding Engle Shares.

     (c) Engle Holdings owns no capital stock or equity interests in any Person except for its ownership in Engle Homes. Section 3.03(c) of the Engle Disclosure Schedule lists all of the Subsidiaries of Engle Homes. All of the shares of issued and outstanding capital stock of each of Engle Homes' Subsidiaries which is a corporation are duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights. Except as set forth on Section 3.03(c) of the Engle Disclosure Schedule, all of the capital stock or other equity interests of the Subsidiaries of Engle Homes are owned, beneficially and of record, directly or indirectly, by Engle Holdings and the Engle Stockholder, free and clear of any Liens.

     (d) Except as set forth in Section 3.03(d) of the Engle Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other commitments or agreements, arrangements or understandings of any kind or character obligating Engle Holdings or any Engle Subsidiary (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Engle Holdings or any Engle Subsidiary or any securities or obligations convertible into or exchangeable for such shares or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding described in this Section 3.03(d).

     (e) There are no registration covenants or transfer or voting restrictions with respect to outstanding securities of Engle Holdings or any Engle Subsidiary.

     SECTION 3.04 Noncontravention. To the Knowledge of Engle Holdings and except as listed in Section 3.04 of the Engle Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, ruling, charge or other restriction of any Governmental Entity or court to which Engle Holdings or any Engle Subsidiary is subject, (ii) violate any provision of the charter or the bylaws or other governing documents of Engle Holdings or any Engle Subsidiary or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Engle Holdings or any Engle Subsidiary is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); except where the violation, cancellation, failure to give notice, or Encumbrance would not have a Material Adverse Effect on Engle Holdings or on the ability of Engle Holdings or the Engle Stockholder to consummate the transactions contemplated by this Agreement.

     SECTION 3.05 Consents. Except as set forth in Section 3.05 of the Engle Disclosure Schedule hereto, the execution, delivery and performance of this Agreement by Engle Holdings and the consummation by Engle Holdings of the transactions contemplated hereby do not require the consent, approval, clearance, waiver, order or authorization of any Person except for consents, approvals, clearances, waivers, orders or authorizations which have been obtained or which, if not obtained, would not have a Material Adverse Effect on Engle Holdings.

     SECTION 3.06 Financial Statements. True and correct copies of the audited consolidated balance sheet of Engle Homes and its Subsidiaries as of December 31, 2001, and the related consolidated statements of income and accumulated deficit and cash flows for the year ended December 31, 2001, (collectively, the "Financial Statements"), have been filed with the SEC. The Financial Statements fairly present the consolidated financial position of Engle Homes and its Subsidiaries as of the dates thereof and the cash flows and results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied by Engle Homes and its Subsidiaries, except for normal year-end adjustments for interim periods and as set forth in Section 3.06(a) of the Engle Disclosure Schedule. Except as set forth in Section 3.06(b) of the Engle Disclosure Schedule, Engle Holdings and the Engle Subsidiaries did not have any material liability of any kind or manner, either direct, accrued, absolute, contingent or otherwise, that is not reflected or disclosed in the Financial Statements and that was required under GAAP, as consistently applied by Engle Holdings and the Engle Subsidiaries, to have been reflected or disclosed in such Financial Statements.

     SECTION 3.07  Absence of Certain Events.  Except as set forth on Section
3.07 of the Engle Disclosure Schedule, since December 31, 2001, there has not been (a) any Material Adverse Effect on Engle Holdings through the date hereof,
(b) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of Engle Holdings' capital stock, (c) any granting by Engle Holdings or any Engle Subsidiary to any executive officer of Engle Holdings or any Engle Subsidiary of any increase in compensation outside the ordinary course of business, (d) any granting by Engle Holdings or any Engle Subsidiary to any executive officer of any increase in severance or termination pay, or (e) any entry by Engle Holdings or any Engle Subsidiary into any employment, severance or termination agreement with any executive officer, (f) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a Material Adverse Effect on Engle Holdings, (g) any change in accounting methods, principles or practices by Engle Holdings or the Engle Subsidiaries materially affecting their respective assets, liabilities or business, except insofar as may have been required by a change in GAAP, (h) any condition, event or occurrence through the date hereof which, individually or in the aggregate, could reasonably be expected (1) to prevent, hinder or delay, in any material respect, the ability of Engle Holdings or the Engle Stockholder to consummate the transactions contemplated by this Agreement or (2) to result in the loss of a material benefit under this Agreement to any Party to this Agreement or (i) any agreement, in writing or otherwise, by Engle Holdings or any Engle Subsidiary or any corporate action by Engle Holdings or any Engle Subsidiary with respect to the foregoing.

     SECTION 3.08  Employee Matters.

     (a) Section 3.08(a) of the Engle Disclosure Schedule contains a list of each Employee Benefit Plan and all employment, severance, consulting or other similar contracts or agreements (except for any employment or consulting contract or agreement that is for an amount which does not exceed $50,000 per annum or is terminable within 30 days without penalty) to which Engle Holdings or any Engle Subsidiary or any ERISA Affiliate is or was a party or with respect to which Engle Holdings or any Engle Subsidiary or any ERISA Affiliate has any material obligation (collectively, the "Plans"). Engle has made available to Newmark true and complete copies of each Plan that is in writing (and summaries of those Plans that are not in writing). Except as specifically provided by this Agreement or referenced in Section 3.08(a) of the Engle Disclosure Schedule, neither Engle Holdings nor any Engle Subsidiary or any ERISA Affiliate has any material commitment (i) to create, incur any material liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any material contract or agreement to provide compensation or benefits to any individual or (iii) to modify or change, in any material respect, or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) Except as set forth on Section 3.08(b) of the Engle Disclosure Schedule, (i) none of the Plans is subject to Title IV of ERISA or Section 412 of the Code or is a multiemployer plan, as defined in Section 3(37) of ERISA;
(ii) each Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and that Engle Holdings has no Knowledge that any amendment or other action or omission has occurred that would adversely affect its qualification; (iii) each Plan is now and has always been operated in all material respects in accordance with its terms and the requirements of all applicable laws, and Engle Holdings and each Engle Subsidiary and ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation of applicable law by any party to, any Plan; (iv) no Plan has any liability to provide benefits to any person following his termination of employment except as may be required by part 6 of subtitle B of title I of ERISA; (v) there are no pending actions, claims, investigations, audits, or lawsuits (other than routine claims for benefits) which have been asserted or instituted against the Plans or any Plan sponsor, administrator, or fiduciary; and (vi) none of Engle Holdings, any Engle Subsidiary, or any ERISA Affiliate has engaged in or is a successor or affiliate or any entity that has engaged in a transaction described in Sections 4069 or 4212(c) of ERISA.

     (c) Except as set forth in Section 3.08(c) of the Engle Disclosure Schedule, all interest amounts of employer contributions and premiums accrued but unpaid with respect to the Plans which are required in accordance with GAAP to be accrued though the year ended December 31, 2001 are reflected in accruals on Engle Homes' financial statements which are contained in Engle Homes' Form 10-K for the year ended December 31, 2001 filed with the SEC.

     SECTION 3.09  Properties, Title and Related Matters.

     (a) Each Engle Subsidiary has good and marketable title to all of its personal property that is material to their respective businesses, free and clear of all Encumbrances, except for those Encumbrances set forth on Section
3.09 of the Engle Disclosure Schedule.

     (b) Engle Holdings and each Engle Subsidiary has good and marketable title to all of the real property owned by it in fee simple absolute, free and clear of all Encumbrances, except for Encumbrances as set forth in Section 3.09(b) of the Engle Disclosure Schedule. To the Knowledge of Engle Holdings, no material parcel of real property owned by any Engle Subsidiary is subject to any governmental decree or is being condemned, expropriated or otherwise taken by any public authority, with or without payment of compensation therefor, and no such condemnation, expropriation or taking has been proposed; provided, however, that immaterial easements arising after the date of this Agreement that do not materially adversely affect the operations of the Engle Subsidiaries in the ordinary course of business or the value or use of the Engle Subsidiaries' material assets shall not constitute a violation of this Section 3.09(b).

     SECTION 3.10 Legal Proceedings. Except as set forth on Section 3.10 of the Engle Disclosure Letter, there is no legal, judicial, administrative, governmental, arbitration or other action or proceeding or governmental investigation pending or threatened against Engle Holdings or any Engle Subsidiary or affecting any of their respective assets, nor is there any order of any Governmental Entity, court or arbitrator outstanding against Engle Holdings or any Engle Subsidiary in which the potential exposure to Engle Holdings and the Engle Subsidiaries is reasonably believed to be in excess of $50,000. Neither Engle Holdings nor any Engle Subsidiary is in violation of or in default under any Laws or judgments of any Governmental Entity, court or arbitrator applicable to its business if such violation or default would have a Material Adverse Effect on Engle Holdings. There are no judgments, orders or decrees of any Governmental Entity, court or arbitrator in which either Engle Holdings or any Engle Subsidiary is a named party or any of its assets are identified and subject, which would be reasonably likely to have a Material Adverse Effect on Engle Holdings.

     SECTION 3.11 Insurance. Section 3.11 of the Engle Disclosure Schedule sets forth all existing insurance policies held by Engle Holdings and the Engle Subsidiaries relating to the business, assets, employees or agents of Engle Holdings and the Engle Subsidiaries. Each such policy is in full force and effect and is with insurance carriers believed by Engle Holdings to be responsible. To the Knowledge of Engle Holdings, there is no dispute with respect to such policies.

     SECTION 3.12  Material Contracts.

     (a) Except as set forth in Section 3.12(a) of the Engle Disclosure Schedule and as permitted by Section 6.01 of this Agreement for contracts, agreements, commitments or leases entered into after the date hereof, neither Engle Holdings nor any Engle Subsidiary is a party to or bound by:

          (i) any agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or any other distribution in respect of its capital stock or the purchase, redemption or other acquisition of capital stock;

          (ii) other than capital expenditures regularly made in the ordinary course of business of Engle Holdings and the Engle Subsidiaries, any agreement, contract or commitment relating to any individual capital expenditure in excess of $250,000 or a series of related capital expenditures in excess of $1,000,000 (provided that for purposes hereof land and lot development costs and home building commitments shall not be deemed to be capital expenditures);

          (iii) any outstanding loan or advance by Engle Holdings or any Engle Subsidiary to, or investment by Engle Holdings or Engle Subsidiary in, any Person, or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment (excluding trade receivables, and advances to employees for expenses arising in the ordinary course of business);

          (iv) any contract, agreement, indenture, note or other instrument involving more than $250,000 and relating to (A) the borrowing of money by Engle Holdings or any Engle Subsidiary or the granting of any Encumbrance or (B) any guarantee or other contingent liability (identifying the primary contract or agreement to which such guarantee or contingent liability relates or the agreement pursuant to which such guarantee was delivered) in respect of any indebtedness, commitment, liability or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business);

          (v) any agreement, contract or commitment limiting the freedom of Engle Holdings or any Engle Subsidiary to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or to compete with any Person or to engage in any business or activity in any geographic area;

          (vi) any agreement, lease, contract or commitment or series of related agreements, leases, contracts or commitments not entered into in the ordinary course of business that is not cancelable under the terms of such agreement, lease, contract or commitment without penalty to Engle Holdings or any Engle Subsidiary within 30 days;

          (vii) any agreement, contract or commitment of Engle Holdings or any Engle Subsidiary that Engle Holdings expects could reasonably have a Material Adverse Effect on Engle Holdings; or

          (viii) to the Knowledge of Engle Holdings, any material agreement or instrument to which Engle Holdings or any Engle Subsidiary is a party or by which any of them is bound under which the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement or the consummation of the transactions contemplated by this Agreement would give rise to a right of termination, amendment, cancellation or the loss of a material benefit under such agreement or instrument, or the acceleration or maturity of any material obligation or the creation of any "put" right or offer or requirement to purchase or any lien, pledge, security interest, charge or other encumbrance on any assets of Engle Holdings or any Engle Subsidiary.

     (b) To the Knowledge of Engle Holdings, none of Engle Holdings, the Engle Subsidiaries and the other contracting parties thereto have breached any provision of or are in default (and no event or circumstance exists, with respect to other Parties, that with notice, or the lapse of time or both, would constitute a default) under the terms of any agreement or contract listed in
Section 3.12(a) of the Engle Disclosure Schedule or any agreement or contract that it believes is otherwise material to the business and operations of Engle Holdings or the Engle Subsidiaries ("Material Contracts"), other than breaches, defaults or events which would not have a Material Adverse Effect on Engle Holdings. To the Knowledge of Engle Holdings, all Material Contracts are in full force and effect.

     SECTION 3.13 Brokerage. Except as set forth in Section 3.13 of the Engle Disclosure Schedule, no investment banker, broker or finder has acted directly or indirectly for Engle Holdings or the Engle Stockholder in connection with this Agreement or the transactions contemplated hereby and no investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Engle Holdings or the Engle Stockholder.

     SECTION 3.14 Intellectual Property. Except as set forth on Section 3.14 of the Engle Disclosure Schedule, Engle Holdings or an Engle Subsidiary owns, or is licensed or otherwise has the right to use all patents, trademarks, copyrights, and other proprietary rights ("Intellectual Property") that are material to the conduct of the business and operations of either Engle Holdings or the Engle Subsidiaries. To the Knowledge of Engle Holdings, (a) the use of the Intellectual Property by either Engle Holdings or the Engle Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of either Engle Holdings or any Engle Subsidiary which could have a Material Adverse Effect on Engle Holdings and (b) no Person is infringing on any right of Engle Holdings or any Engle Subsidiary with respect to any Intellectual Property. To the Knowledge of Engle Holdings, no claims are pending or threatened that either Engle Holdings or any Engle Subsidiary is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property. To the Knowledge of Engle Holdings, no Person is infringing the rights of either Engle Holdings or any Engle Subsidiary with respect to any Intellectual Property.

     SECTION 3.15  Environmental Matters.

     (a) (i) Engle Holdings and the Engle Subsidiaries have all environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating, in any material respect, Environmental and Land Use Laws; (ii) except as set forth on Section 3.15 of the Engle Disclosure Schedule, neither Engle Holdings nor any Engle Subsidiary has received any notice of noncompliance or material liability under any Environmental and Land Use Law which is now pending; (iii) neither

Engle Holdings nor any Engle Subsidiary has performed any acts, including but not limited to releasing, storing or disposing of hazardous materials and, to the Knowledge of Engle Holdings, there is no condition on any property owned or leased by Engle Holdings or any Engle Subsidiary, that would be a basis for material liability of Engle Holdings or any Engle Subsidiary under any Environmental Law; (iv) except as set forth on Section 3.15 of the Engle Disclosure Schedule, neither Engle Holdings nor any Engle Subsidiary is subject to any order of any court or governmental agency requiring Engle Holdings or any Engle Subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental and Land Use Law and no action or proceeding seeking such an order is pending or, insofar as any officer of Engle Holdings is aware, threatened against Engle Holdings or any Engle Subsidiary; (v) to the Knowledge of Engle Holdings, there has not been exposure of persons to a release or threatened release of hazardous materials in connection with the operations of Engle Holdings or any Engle Subsidiary that could reasonably be expected to lead to tort claims by third parties of material damages or compensation; and (vi) except as set forth on Section 3.15 of the Engle Disclosure Schedule, Engle Holdings or the Engle Subsidiaries have no Knowledge regarding any currently proposed Environmental and Land Use Laws or other organized initiatives that would prohibit or otherwise substantially restrict any of Engle Holdings' or the Engle Subsidiaries' existing material operations or businesses.

     SECTION 3.16 Taxes. Except as set forth in Section 3.16 of the Engle Disclosure Schedule:

     (a) Engle Holdings and each Engle Subsidiary has filed when due (taking account of extensions) all Tax Returns relating to federal, state and foreign income taxes (other than states for which the Tax Returns are not material), and all other material Tax Returns, which it has been required to file and has paid in full all Taxes shown to be due on those returns or subsequent assessments with respect thereto. Those Tax Returns are true, correct and complete in all material respects and accurately reflect all material Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which Engle Holdings believes there is authority to support the position taken by Engle Holdings or any Engle Subsidiary and for which Engle Holdings has provided adequate reserves (if and to the extent required in accordance with GAAP) on the balance sheet dated December 31, 2001 included in the Engle Homes Form 10-K filed with the SEC for the year ended December 31, 2001. Engle Holdings has maintained all documents, books and records as are required to be maintained by it and the Engle Subsidiaries under applicable Tax laws, rules and regulations.

     (b) Engle Holdings and the Engle Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied, in all material respects, with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

     (c) (i) No extension of time given by Engle Holdings or any Engle Subsidiary for assessment of Tax with respect to any of their federal income Tax Returns or other material Tax Returns is in effect, (ii) to the Knowledge of Engle Holdings, no Tax lien has arisen and no Tax lien or levy has been filed by any taxing authority against Engle Holdings or any Engle Subsidiary or any of their assets relating to Taxes in excess of $50,000 in any instance, or $250,000 in aggregate (other than for current Taxes not yet due and payable), (iii) no federal income Tax Return, or state or local Tax Return, of Engle Holdings or any Engle Subsidiary is the subject of a pending audit or other administrative proceeding or court proceeding, (iv) neither Engle Holdings nor any Engle Subsidiary is a party to any agreement providing for the allocation or sharing of Taxes (other than agreements solely between Engle Holdings and the Engle Subsidiaries or among the Engle Subsidiaries), (v) neither Engle Holdings nor any Engle Subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Code, (vi) to the Knowledge of Engle Holdings, no event, transaction, act or omission has occurred which could reasonably be expected to result in Engle Holdings becoming liable to pay or to bear any Tax as a transferee, successor or otherwise which is primarily or directly chargeable or attributable to any other person, firm or company other than any Engle Subsidiary, and Engle Holdings has no actual or contingent liability (whether by reason of any indemnity, warranty or otherwise) to any other Person in respect of any actual, contingent or deferred liability of such person for Taxes, (vii) Engle Holdings is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Engle

Holdings, and the IRS has not proposed any such adjustment or change in accounting method, and (viii) neither Engle Holdings nor any Engle Subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by Engle Holdings or any Engle Subsidiary.

     (d) There are no contracts, agreements or other arrangements which could reasonably be expected to result in the payment by the Company or by any Subsidiary of an "Excess Parachute Payment" as that term is used in Section 280G of the Code or the payment by Engle Holdings or any Engle Subsidiary of compensation which will not be deductible because of Section 162(m) of the Code.

     (e) Engle Holdings is not currently involved in any proceedings contesting the payment of any material Taxes.

     SECTION 3.17 Labor Matters. Except as set forth in Section 3.17 of the Engle Disclosure Schedule, there are no collective bargaining or other labor union agreements to which Engle Holdings or any Engle Subsidiary is a party or by which it is bound. At the date hereof, there are no disputes with employees in general to which Engle Holdings or any Engle Subsidiary is a party. At the date hereof, neither Engle Holdings nor any Engle Subsidiary has received notice from any union or employees setting forth demands for representation, elections or for present or future changes in wages, terms of employment or working conditions. Engle Holdings and each Engle Subsidiary is in compliance, in all material respects, with all applicable laws, agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees.

     SECTION 3.18 Permits. Engle Holdings and the Engle Subsidiaries hold all material Permits necessary for the conduct of the operations of their business as currently conducted. To the Knowledge of Engle Holdings and the Engle Subsidiaries, all such Permits are in full force and effect and no material violations currently exist in respect of any provision thereof, except as set forth in Section 3.18 of the Engle Disclosure Letter.

     SECTION 3.19 Bank Accounts. Section 3.19 of the Engle Disclosure Schedule includes the names and locations of all banks in which Engle Holdings or any Engle Subsidiary has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

     SECTION 3.20 SEC Filings. The Annual Report of Engle Homes on Form 10-K for the year ended December 31, 2001 (the "Engle 2001 10-K") which Engle Homes filed with the SEC, at the time filed, complied in all material respects with the applicable requirements of the Securities Exchange Act and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Engle Homes has filed with the SEC all forms, statements, reports and documents required by the rules and regulations promulgated by the SEC to be filed with the SEC since November 22, 2000.

     SECTION 3.21 Prohibited Payments. Neither Engle Holdings nor any Engle Subsidiary has, directly or indirectly, made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction.

                                  ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF THE ENGLE STOCKHOLDER

     The Engle Stockholder represents and warrants to Newmark the following:

     SECTION 4.01 Power and Authority. The Engle Stockholder has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Engle Stockholder and the performance of its obligations hereunder have been duly authorized by all necessary corporate action.

     SECTION 4.02 Execution and Delivery. The Engle Stockholder has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Engle Stockholder, enforceable against the Engle Stockholder in accordance with its terms, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 4.03 Noncontravention. To the Knowledge of the Engle Stockholder and except as set forth in Section 4.03 of the Engle Disclosure Schedule, neither the execution and delivery of this Agreement by the Engle Stockholder, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, ruling, charge or other restriction of any Governmental Entity (including for purposes of this Section 4.03 any foreign governmental authority which has jurisdiction over the Engle Stockholder), court or arbitrator to which the Engle Stockholder is subject, (ii) violate any provision of the certificate of incorporation or the bylaws or any voting agreement of the Engle Stockholder or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Engle Stockholder is a party or by which it is bound or to which any of the assets of Engle Holdings or any Engle Subsidiary are subject (or result in the imposition of any Encumbrance upon any of its assets); except where the violation, cancellation, failure to give notice, or Encumbrance would not have a Material Adverse Effect on Engle Holdings.

     SECTION 4.04 Consents. Except as set forth in Section 4.04 of the Engle Disclosure Schedule, no material consents, approvals or authorizations of any Person (including for purposes of this Section 4.04 any foreign governmental authority which has jurisdiction over the Engle Stockholder) are required on the part of the Engle Stockholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 4.05 Litigation. To the Knowledge of the Engle Stockholder and except as set forth in Section 4.05 of the Engle Disclosure Schedule, there is no legal, judicial, administrative, governmental, arbitration or other action or proceeding pending or threatened against the Engle Stockholder that could reasonably be expected to affect the ability of the Engle Stockholder to perform its obligations under this Agreement.

     SECTION 4.06 Stock Ownership. The Engle Stockholder is the record and beneficial owner of all issued and outstanding Engle Shares, and has full authority to vote all of such shares as contemplated by this Agreement and otherwise and, except as set forth in Section 4.06 of the Engle Disclosure Schedule, the Engle Shares owned by the Engle Stockholder are owned free and clear of any Liens. The Engle Stockholder has, or as of the Effective Date will have, full authority to transfer pursuant to the Merger all of the shares of common stock of Engle Holdings free and clear of any Liens.

     SECTION 4.07  Securities Law Matters.

     (a) The Engle Stockholder recognizes and understands that the Consideration Shares will not be registered under the Securities Act, or under the securities laws of any state. The Consideration Shares are not being so registered in reliance upon exemptions from the Securities Act and the securities laws of any state, which are predicated, in part, on the representations, warranties and agreements of the shareholders contained herein.

     (b) The Engle Stockholder represents and warrants that (i) the Engle Stockholder has business knowledge and experience and is capable of evaluating the merits and risks of an investment in the Consideration Shares and the suitability thereof as an investment and (ii) the Consideration Shares will be acquired solely for investment and not with a view toward resale or redistribution in violation of the securities laws. The Engle Stockholder understands that Newmark is not under any obligation to file a registration statement or to take any other action under the securities laws with respect to any such securities except as expressly set forth in Article VII hereof.

     (c) The Engle Stockholder has been furnished with (i) the revised definitive proxy statement filed with the SEC in connection with the annual meeting of shareholders of Newmark as held on October 1, 2001 and (ii) Newmark's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC. Newmark has made available to the Engle Stockholder the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information which it possesses or could reasonably acquire for the purpose of verifying the accuracy of information furnished to it as set forth herein or for the purpose of considering the transactions contemplated hereby.

     (d) The Engle Stockholder agrees that the certificates representing the Consideration Shares may be imprinted with the following legend, the terms of which are specifically agreed to:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION REQUIREMENTS. WITHOUT SUCH REGISTRATION, SUCH SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

     SECTION 4.08 Brokerage. Except as set forth in Section 3.13 of the Engle Disclosure Schedule, no investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect of this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of the Engle Stockholder or its Affiliates (other than Newmark).

     SECTION 4.09  Operations during the Engle Stockholder's Ownership Period.

     Except as disclosed in Section 4.09 of the Engle Disclosure Schedule,

     (a) From November 22, 2000 and through the date of this Agreement (the "Engle Stockholder's Ownership Period), the business of Engle Holdings and the Engle Subsidiaries has been conducted in the ordinary course of business.

     (b) To the Knowledge of the Engle Stockholder, during the Engle Stockholder's Ownership Period, there has not occurred any liability of any kind or nature that is not reflected or disclosed in the Financial Statements and that would be required under GAAP, as consistently applied by Engle Holdings and the Engle Subsidiaries, to have been reflected or disclosed in such Financial Statements, other than liabilities which individually or in the aggregate would not have a Material Adverse Effect on Engle Holdings.

                                   ARTICLE V.

                   REPRESENTATIONS AND WARRANTIES OF NEWMARK

     Newmark hereby represents and warrants to Engle Holdings and the Engle Stockholder the following:

     SECTION 5.01 Qualification, Organization and Corporate Power. Newmark is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as currently conducted and to own, operate and lease the assets it now owns, operates or holds under lease. Newmark is duly qualified and authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership or leasing of its assets requires it to be so qualified or licensed, except where the lack of such qualification, individually or in the aggregate, would not have a Material Adverse Effect on Newmark or on the ability of Newmark to consummate the transactions contemplated by this Agreement.

     SECTION 5.02 Authorization, Execution and Delivery. Newmark has full power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement by Newmark and the performance of its obligations hereunder have been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid and binding obligation of Newmark, enforceable against Newmark in accordance with its terms, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 5.03 Noncontravention. To the Knowledge of Newmark and except as set forth in Section 5.03 of the Newmark Disclosure Schedule accompanying this Agreement (the "Newmark Disclosure Schedule"), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, ruling, charge or other restriction of any Governmental Entity, court or arbitrator to which Newmark is subject, (ii) violate any provisions of the certificate of incorporation or the bylaws of Newmark or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Newmark is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); except where the violation, cancellation, failure to give notice or Encumbrance would not have a Material Adverse Effect on Newmark or on the ability of Newmark to consummate the transactions contemplated by this Agreement.

     SECTION 5.04 Consents. Except as set forth in Section 5.04 of the Newmark Disclosure Schedule, the execution, delivery or performance of this Agreement by Newmark of the transactions contemplated hereby do not require any material consent, approval, clearance, waiver, order or authorization of any Person.

     SECTION 5.05 Authorization for Newmark Common Stock. Upon consummation of the Merger, Newmark will have taken all necessary action to permit it to issue the Consideration Shares required to be issued pursuant to the terms of this Agreement. Newmark Shares issued pursuant to the terms of this Agreement and the Merger will, when issued, be (a) validly issued, fully paid and nonassessable,
(b) not subject to preemptive rights and (c) free and clear of any Encumbrances.

     SECTION 5.06 Brokerage. Except as set forth in Section 5.06 of the Newmark Disclosure Schedule, no investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect of this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of Newmark.

     SECTION 5.07  SEC Documents.

     (a) Newmark has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "SEC Documents"). Each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act. None of the SEC Documents, as of their respective date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Newmark has delivered to the Engle Shareholder a correct and complete copy of each SEC Document, together with all exhibits and schedules thereto and as amended.

     (b) Since December 31, 2001, there has not been any event, occurrence or circumstance which has had or is reasonably likely to result in a Material Adverse Effect on Newmark.

     SECTION 5.08 Securities Law Matters. Newmark has business knowledge and experience and is capable of evaluating the merits and risks of entering into the Merger.

                                  ARTICLE VI.

                                   COVENANTS

     The Parties covenant and agree as follows:

     SECTION 6.01  Conduct of Business by Engle Holdings.

     (a) Except as expressly contemplated by this Agreement, as referenced in
Section 6.01(a) of the Engle Disclosure Schedule or with the written consent of Newmark, Engle Holdings shall not, and shall not permit any Engle Subsidiary to:

          (i) take any action or enter into any agreement or incur any obligation which is outside the normal course of business;

          (ii) increase the rate or form of compensation payable to any employee or increase any employee benefits or adopt or amend (other than amendments that reduce the amounts payable by Engle Holdings and Engle Subsidiaries or are required by law to preserve the qualified status of a plan or contract), in any respect, any Employee Benefit Plan, other than increases in the ordinary course of business of Engle Holdings and the Engle Subsidiaries for Persons who are not officers of Engle Holdings and the Engle Subsidiaries, or enter into any employment, severance or similar contract with any Person (including, without limitation, contracts with management of Engle Holdings and the Engle Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder;

          (iii) sell, lease or otherwise dispose of any assets or any interests therein, or enter into, or consent to the entering into of, any agreement granting to any third Person a right to purchase, lease or otherwise acquire any assets or interests therein, except in each case in the ordinary course of business;

          (iv) amend its charter or bylaws;

          (v) enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement;

          (vi) organize, invest in or acquire an equity interest in any corporation, partnership, joint venture, association or other entity or organization except in the ordinary course of business;

          (vii) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for monies borrowed in a principal amount in excess of $1,000,000 any loan or advance to any Person (other than trade receivables, and advances to employees for expenses not to exceed $250,000 in the aggregate at any one time, in the ordinary course of business);

          (viii) issue, deliver, sell or authorize the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock or other ownership interests of any class, or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares, interests or convertible or exchangeable securities or enter into any agreement or understanding or offer or propose to do any of the foregoing or take any preliminary action with respect to such matters; or

          (ix) maintain its books of account other than in accordance with past practice or, except as required by generally accepted accounting principles, make any change in any of its accounting methods or practices.

     (b) Except as expressly contemplated by this Agreement, as referenced in
Section 6.01(b) of the Engle Disclosure Schedule or with the written consent of Newmark, Engle Holdings shall not, and will not permit Engle Holdings or any Engle Subsidiary to, (i) declare or pay any dividend on or make any other distribution in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock.

     SECTION 6.02 Conduct of Business by Newmark. Except as contemplated by this Agreement or with the written consent of the Engle Stockholder, Newmark shall not:

          (i) take any action or enter into any agreement or incur any obligation which is outside the normal course of business;

          (ii) amend its charter or bylaws;

          (iii) except as contemplated in the Newmark Homes Corp. Annual and Long-Term Incentive Plan, issue, deliver, sell or authorize the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock or other ownership interests of any class, or any securities convertible into, or exchangeable for, or rights, warrants or options to acquire, any such shares, interests, or convertible or exchangeable securities or enter into any agreement or understanding or offer or propose to do any of the foregoing to take any preliminary action with respect to such matters; or

          (iv) (a) declare or pay any dividend on or make any other distribution in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu or in substitution for shares of, its capital stock or (c) purchase, redeem or otherwise acquire any shares of its capital stock.

     SECTION 6.03 Maintenance of Assets and Operations. Each Party shall (a) carry on its business in the ordinary course consistent with past practices and in compliance with all applicable laws, rules and regulations, except where the failure to be in such compliance would not have a Material Adverse Effect on such Party, (b) use its reasonable efforts to collect its accounts receivable,
(c) use its reasonable efforts to preserve its business organization, maintain its rights and franchises, keep available the services of its officers and employees and preserve the goodwill and its relationships with customers, suppliers and others having business dealings with it, (d) use its reasonable efforts to preserve in full force and effect all leases, operating agreements, easements, rights-of-way, Permits, and other agreements which relate to its assets (other than those expiring by their terms and those whose failure to preserve would not have a Material Adverse Effect on such Party), (e) use its reasonable efforts to perform or cause to be performed all of its obligations in or under any of such leases, agreements and contracts, except where the failure to perform would not have a Material Adverse Effect on such Party) and (f) consistent with past practices, use its reasonable efforts to safeguard and maintain secure all engineering data, reports and other confidential data in its possession relating to its assets.

     SECTION 6.04  Access to Information.

     (a) Except to the extent otherwise required by Law and any applicable confidentiality arrangements, Engle Holdings and Newmark shall, and shall cause each of their respective officers and employees to, afford to the other, and to the other's accountants, counsel, financial advisors and other representatives, reasonable access during the period from the date hereof to the Effective Time to its properties, books, contracts, commitments and records and,during such period, Engle Holdings and Newmark shall, and shall cause each of their respective officers and employees to, furnish promptly to the other all information concerning its business, properties, financial condition, operations and personnel as the other may from time to time reasonably request.

     (b) Except as required by Law, each of Engle Holdings, Newmark and the Engle Stockholder shall hold, and cause its respective directors, officers, employees, accountants, counsel, financial advisors and representatives and Affiliates to hold, any nonpublic information in confidence. Any investigation by any Party of the assets and business of the other Party and its Subsidiaries shall not affect any representations and warranties hereunder or either Party's right to terminate this Agreement as provided in Article X hereof.

     SECTION 6.05 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agree to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

     SECTION 6.06 Engle Stockholder Vote. The Engle Stockholder will vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) the Newmark Shares beneficially owned by it or any of its Affiliates (other than Newmark) or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent) in favor of the adoption and approval of this Agreement.

     SECTION 6.07 Tax Allocation Agreement. The Tax Allocation Agreement shall be terminated as of the Effective Time.

                                  ARTICLE VII.

                                 SPECIAL RIGHTS

     SECTION 7.01 Registration Rights. At the Closing, Newmark will enter into and deliver to the Engle Stockholder a Registration Rights Agreement in substantially the form attached hereto as Exhibit 7.01 hereto which affords to the Engle Stockholder certain demand and piggyback registration rights with respect to its Consideration Shares.

     SECTION 7.02 Corporate Name. At the Closing, Newmark's corporate name will be changed to Technical Olympic USA, Inc. The Engle Stockholder hereby grants to Newmark its approval and consent to use the "Technical Olympic" name in any and all geographical regions. Except as disclosed in Section 7.02 of the Engle Disclosure Schedule, to the Knowledge of the Engle Stockholder the use of the name "Technical Olympic" by Newmark does not infringe on the rights of any Person, subject to such claims and infringements as would not, in the aggregate, give rise to any material liability on Newmark.

                                 ARTICLE VIII.

                      CONDITIONS TO NEWMARK'S OBLIGATIONS

     The obligations of Newmark to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Newmark) on or prior to the Closing of all of the following conditions:

     SECTION 8.01 Accuracy of Representations and Warranties. The representations and warranties of Engle Holdings and the Engle Stockholder set forth in this Agreement (a) to the extent qualified by Material Adverse Effect or any other materiality qualification, shall be true and correct and (b) to the extent not qualified by Material Adverse Effect or any other materiality qualification, shall be true and correct in all material respects, as of the date when made and at and as of the Closing.

     SECTION 8.02 Performance of Covenants and Agreements. Engle Holdings and the Engle Stockholder shall have duly performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed by or complied with by them prior to or at the Effective Time.

     SECTION 8.03 Consents. All consents and approvals required for the consummation of the Merger which, if not obtained, would have a Material Adverse Effect on Engle Holdings or Newmark shall have been obtained and be effective.

     SECTION 8.04 Governmental Approvals. All necessary actions or nonactions, waivers, consents and approvals from Governmental Entities (other than governmental consents, which the failure to obtain would not prohibit the Merger or have a Material Adverse Effect on Engle Holdings or Newmark) and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity shall have been obtained, made or lapsed and shall be in full force and effect.

     SECTION 8.05 Certificates. Newmark shall have received certificates on behalf of Engle Holdings and the Engle Stockholder, as to compliance with the matters set forth in Sections 8.01 and 8.02 hereof.

     SECTION 8.06 Material Adverse Effect. Since the date of execution of this Agreement, there shall not have occurred any events or occurrences which have resulted in a Material Adverse Effect on Engle Holdings.

     SECTION 8.07 Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no rule, regulation or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, prohibits, enjoins or otherwise makes illegal the consummation of the transactions contemplated hereby.

     SECTION 8.08 Nasdaq. Any approvals of the Nasdaq Stock Market required for the common stock of the Surviving Corporation to continue to be listed and trade on the Nasdaq Stock Market shall have been obtained and be in full force and effect.

     SECTION 8.09 Refinancing. The Refinancing shall have been consummated with the Engle Credit Facility, Newmark Credit Facility, Ohio Savings Credit Facility and the other indebtedness listed on Schedule 1.01(a) being paid in full.

                                  ARTICLE IX.

                        CONDITIONS TO ENGLE HOLDINGS AND
                      THE ENGLE STOCKHOLDER'S OBLIGATIONS

     The obligations of Engle Holdings and the Engle Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Engle Holdings and the Engle Stockholder) on or prior to the Closing of all of the following conditions:

     SECTION 9.01 Accuracy of Representations and Warranties. The representations and warranties of Newmark set forth in this Agreement (a) to the extent qualified by Material Adverse Effect or any other materiality qualification, shall be true and correct and (b) to the extent not qualified by Material Adverse Effect or any other materiality qualification, shall be true and correct in all material respects, as of the date when made and at and as of the Closing.

     SECTION 9.02 Performance of Covenants and Agreements. Newmark shall have duly performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed by or complied with by it prior to or at the Effective Time.

     SECTION 9.03 Consents. All consents and approvals required for the consummation of the Merger which, if not obtained, would have a Material Adverse Effect on Engle Holdings or Newmark shall have been obtained and be effective.

     SECTION 9.04 Governmental Approvals. All necessary actions or nonactions, waivers, consents and approvals from Governmental Entities (other than governmental consents) and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity shall have been obtained, made or lapsed and shall be in full force and effect.

     SECTION 9.05 Certificates. Engle Holdings and the Engle Stockholder shall have received certificates on behalf of Newmark, as to compliance with the matters set forth in Sections 9.01 and 9.02 hereof.

     SECTION 9.06 Material Adverse Effect. Except as disclosed or contemplated in the SEC Documents, since the date of execution of this Agreement, there shall not have occurred any events or occurrences which have resulted in a Material Adverse Effect on Newmark.

     SECTION 9.07 Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no rule, regulation or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, prohibits, enjoins or otherwise makes illegal the consummation of the transactions contemplated hereby.

     SECTION 9.08 Nasdaq. Any approvals of the Nasdaq Stock Market required for the common stock of the Surviving Corporation to continue to be listed and trade on the Nasdaq Stock Market shall have been obtained.

     SECTION 9.09 Refinancing. The Refinancing shall have been consummated with the Engle Credit Facility, Newmark Credit Facility, Ohio Savings Credit Facility and the other indebtedness listed on Schedule 1.01(a) being paid in full.

                                   ARTICLE X.

                          TERMINATION PRIOR TO CLOSING

     SECTION 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) By the mutual written consent of Newmark, Engle Holdings and the Engle Stockholder; or

     (b) By any of Newmark, Engle Holdings and the Engle Stockholder in writing if the Merger shall not have been consummated on or before December 31, 2002, unless the failure to consummate the Merger is the result of a default by the Party seeking to terminate this Agreement; or

     (c) By Newmark in writing if Engle Holdings or the Engle Stockholder shall be in material default of any provisions of this Agreement, which default is continuing ten days after Newmark provides notice thereof to Engle Holdings and the Engle Stockholder; or

     (d) By Engle Holdings or the Engle Stockholder in writing if Newmark shall be in material default of any provisions of this Agreement, which default is continuing ten days after the Engle Stockholder provides notice thereof to Newmark; or

     (e) By any of Newmark, Engle Holdings or the Engle Stockholder in writing if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling enjoining, restraining or otherwise prohibiting the consummation of the Merger or shall have authorized the filing or taking of any action seeking to enjoin, restrain or otherwise prohibit the consummation of the Merger;

     SECTION 10.02 Effect on Obligations. Termination of this Agreement pursuant to this Article X shall terminate all obligations of the Parties hereunder; provided, however, that termination pursuant to clauses (c) or (d) of
Section 10.01 hereof shall not relieve any defaulting Party from any liability to the other Parties hereto.

                                  ARTICLE XI.

                                 MISCELLANEOUS

     SECTION 11.01  Limited Survival.

     (a) The representations and warranties of the Parties contained in this Agreement shall terminate and not survive the Closing provided that the representations and warranties made by the Engle Stockholder in Section 4.09 shall survive 180 days from Closing.

     (b) Any claim by Newmark against the Engle Stockholder with respect to a breach of the representation or warranty of the Engle Stockholder must be made by Newmark in writing and must be given to the Engle Stockholder on or prior to 180 days from Closing.

     (c) The Engle Stockholder shall have the option of satisfying any claim under this Section 11.01 by delivering cash to Newmark or by returning Consideration Shares (or shares into which such Consideration

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

Shares are converted) to Newmark with a valuation equal to the amount of such claim (as same may be agreed or adjudicated). For purposes hereof, the Consideration Shares then held by the Engle Stockholder shall be valued at the greater of (i) $29,343.89156 which is the per share value attributable to said shares in the Merger and (ii) the average closing price of a share of Common Stock of Newmark on the Nasdaq Stock Market or such other exchange on which such share may be traded for the fifteen trading days immediately preceding the payment in satisfaction of such claim.

     SECTION 11.02 Entire Agreement. This Agreement and the other agreements contemplated hereby constitute the sole understanding of the Parties with respect to the matters provided for herein and supersede any previous agreements and understandings between the Parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties hereto.

     SECTION 11.03 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns, heirs, executors, administrators and legal representatives. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto.

     SECTION 11.04 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, other than as expressly provided for herein, each of the Parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts, and all other expenses incurred by such Party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 11.05 Invalidity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 11.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     SECTION 11.07  Headings; Construction and References.

     (a) The headings of the Sections and paragraphs of this Agreement and of the Schedules hereto are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

     (b) Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require. Unless otherwise specified, all references in this Agreement to Sections, paragraphs or clauses are deemed references to the corresponding Sections, paragraphs or clauses in this Agreement, and all references in this Agreement to Schedules are references to the corresponding Schedules attached to this Agreement.

     SECTION 11.08 Third Party Beneficiaries. Except as specifically provided in Section 11.01, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

     SECTION 11.09 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar).

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

     SECTION 11.10 Notices. Any notice, request, instruction or other document to be given hereunder by any Party hereto to any other Party shall be in writing and delivered personally, by facsimile (with receipt confirmed) or by registered or certified mail, postage prepaid:

     if to Engle Holdings to:

     Engle Holdings Corp.
     3624 Long Prairie, Suite 209
     Flower Mound, Texas 75022
     Attn: Tommy McAden
     Fax: 972-899-8804

     with a copy to:

     Technical Olympic, Inc.
     1200 Soldiers Field Drive
     Sugar Land, Texas 77479
     Attn: Holly Hubenak
     Fax: 281-243-0116

     if to Newmark to:

     Newmark Homes Corp.
     1200 Soldiers Field Drive
     Sugar Land, Texas 77479
     Attn: Lonnie Fedrick
     Fax: 281-243-0132

     with a copy to:

     Andrews & Kurth L.L.P.
     600 Travis, 4200 Chase Tower
     Houston, Texas 77002
     Attn: Robert V. Jewell
     Fax: 713-238-7135

     if to the Engle Stockholder, to:

     Technical Olympic, Inc.
     1200 Soldiers Field Drive
     Sugar Land, Texas 77479
     Attn: Holly Hubenak
     Fax: 281-243-0116

     with a copy to:

     Vinson & Elkins L.L.P.
     1001 Fannin, 2300 First City Tower
     Houston, Texas 77002
     Attn: T. Mark Kelly
     Fax: 713-615-5531

or at such other address for a Party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the fifth day after the day it is so placed in the mail. Any notice which is sent by facsimile shall be deemed to have been duly given to the Party to which it is addressed upon telephonic confirmation of the same as provided herein. A copy of any notices delivered by facsimile shall promptly be mailed in the manner herein provided to the Party to which such notice was given.
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

     SECTION 11.11 Governing Law; Interpretation. Except to the extent the provisions of the Delaware General Corporation Law are required by the laws of the State of Texas to be applied to the Merger, this Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the conflicts or choice of law rules of the State of Texas.

     IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be executed on its behalf as of the date first above written.

                                          ENGLE HOLDINGS CORP.

                                          By: /s/ CONSTANTINE STENGOS
                                            ------------------------------------
                                          Name: Constantine Stengos
                                          Title: President and Chairman of the
                                          Board

                                          NEWMARK HOMES CORP.

                                          By: /s/ LONNIE M. FEDRICK
                                            ------------------------------------
                                          Name: Lonnie M. Fedrick
                                          Title: President

                                          TECHNICAL OLYMPIC, INC.

                                          By: /s/ CONSTANTINE STENGOS
                                            ------------------------------------
                                          Name: Constantine Stengos
                                          Title: President and Chairman of the
                                          Board

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